UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):                       December 3, 2004

SUN HEALTHCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-49663	85-0410612
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18831 Von Karman, Suite 400
Irvine, CA 92612
(949) 255-7100
(Address and telephone number of Registrant)

Item 1.01.  Entry into a Material Definitive Agreement

     Attached as Exhibit 10.1 is the Separation Agreement and General Release (the "Agreement") dated as of November 11, 2004 by and between Sun Healthcare Group, Inc. ("Sun") and Kevin W. Pendergest, who was employed by Sun in the capacity of Executive Vice President and Chief Financial Officer. The Agreement was executed on December 3, 2004 to be effective as of November 11, 2004. The Agreement provides for the separation of Mr. Pendergest's employment with Sun effective as of January 1, 2005 and the payment by Sun to Mr. Pendergest of $1,725,000 The $1.725 million payment satisfies Sun's obligations under its Employment Agreement with Mr. Pendergest dated February 28, 2002, pursuant to which Sun is obligated to pay to Mr. Pendergest, among other things, two years of compensation (including salary and bonus) upon a termination without cause. In addition, Sun will pay to Mr. Pendergest any bonus earned for the 2004 fiscal year if a bonus is payable to Sun's management with respect to that year. It will not be determined whether any bonus will be paid with respect to the 2004 fiscal year until after the completion of the year and the Board's evaluation of Sun's 2004 results.

     Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     Effective as of December 3, 2004, Sun Healthcare Group, Inc. ("Sun") appointed Jennifer L. Botter as Sun's principal financial officer. Kevin W. Pendergest, who served as Sun's Chief Financial Officer and who executed a Separation Agreement and General Release on December 3, 2004, was Sun's principal financial officer until December 3, 2004. Ms. Botter will serve as Sun's principal financial officer until such time as Sun employs a new Chief Financial Officer.

     Ms. Botter, age 42, has been Sun's Senior Vice President since February 2004 and Sun's Corporate Controller since 2000. From 1998 to 1999, Ms. Botter held various financial positions with Sun. From 1996 to 1998, she was Director of Finance for Fulcrum Direct, Inc., a manufacturer and cataloguer of children's apparel. From 1984 to 1996 she held financial consulting and accounting positions in the high technology and manufacturing industries.

     Attached as Exhibit 10.2 is the Severance Agreement that Sun entered into with Ms. Botter effective as of August 24, 2004. Pursuant to the Severance Agreement, Ms. Botter would receive severance payments in the event of her Involuntary Termination of employment (as defined in the agreement) equal to 12 months of her then-current salary. In addition to the severance payment, she would have the right to participate for a defined period of time in the medical, dental, health, life and other fringe benefit plans and arrangements applicable to her immediately prior to termination.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/s/ Jennifer L. Botter
Name: Jennifer L. Botter
Title: Sr. Vice President and Corporate Controller

Dated:  December 9, 2004

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